Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2004

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

Beth Ardoin, Director of Communications (337) 521-4701

IBERIABANK Corporation Makes Changes in Senior Management Team

Lafayette, LA – Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation (NASDAQ: IBKC) and its 117-year-old subsidiary, IBERIABANK, announced today changes in the senior management team. Marilyn Burch, currently Executive Vice President and Chief Financial Officer has been named Executive Vice President and Director of Corporate Operations. In addition to his current duties as Treasurer, Anthony Restel, Senior Vice President, has been promoted to Executive Vice President and Chief Financial Officer. George Becker, currently Executive Vice President and Director of Corporate Operations, has been appointed Director of Organizational Development.

Burch joined IBERIABANK as Corporate Controller in 1999 and assumed the role of Executive Vice President, Chief Financial Officer in 2001. During this period, she restructured the finance, accounting and human resources functions through strategic hires and increased utilization of technology. She also managed the financial processes of the Company, helping to improve core profitability during a period of significant growth, multiple acquisitions, and a constantly changing regulatory environment. Byrd commented, “Marilyn’s broad understanding of the Bank’s activities will be well utilized in her new role.”

Restel has served as Treasurer of IBERIABANK for the past three years. In that role, he completed the implementation of the Bank’s Asset Liability Management System and established critical processes to provide short-term and long-term forecasting. Restel also launched a derivative financing program for IBERIABANK clients and was responsible for managing the Bank’s bond portfolio, which has doubled in size during that time to $550 million. Restel will continue to report to John R. Davis, Senior Executive Vice President, Finance and Strategy.

Currently Executive Vice President, Director of Corporate Operations, Becker has been named Executive Vice President, Director of Organizational Development. Under his leadership, the operations area has built an experienced team and provided enhanced technology for the organization. Byrd noted, “With extensive experience in the industry and company, George is well positioned to direct corporate activities such as merger and acquisition integration, provide oversight of the Resources Allocation Committee, and continue to manage special projects for the company.” Additionally he will continue to serve as Corporate Secretary and oversee the Corporate Governance structure and principles of IBERIABANK Corporation.

Also promoted during this transition is Joseph Zanco, who has been appointed Controller and Principal Accounting Officer for IBERIABANK Corporation and IBERIABANK. Zanco is currently Senior Vice President and Controller for the Bank, after having served as Internal Audit Manager when he joined the Company in 2002. A Certified Public Accountant and Certified Internal Auditor, Zanco served as a Risk Consulting Manager in Arthur Andersen’s New Orleans office. Before joining Arthur Andersen, he gained extensive experience as a Senior Internal Auditor for First Commerce Corporation.

“We are providing these four talented and accomplished individuals an opportunity to continue to develop their skills and broaden their experiences within our organization,” commented Byrd. “We clearly believe that giving our senior people different and broadening experiences ensures that we have the appropriate organizational bench strength, which over the long term benefits our shareholders,” he added.

IBERIABANK Corporation is the third largest Louisiana-based bank holding company. IBERIABANK operates more than 20 branch offices in Acadiana, eight branch offices in the greater New Orleans area, 12 in the Monroe/Ruston region, one in Baton Rouge and one in downtown Shreveport. Total assets at December 31, 2004, were $2.4 billion and deposits were $1.8 billion. To learn more about IBERIABANK, visit us on the web at www.iberiabank.com.